NEWS RELEASE

Current Technology Updates Brazil

VANCOUVER, British Columbia – March 20, 2009 – Current Technology Corporation (OTCBB: CRTCF) today reported that plans for StarOne Telematica SA’s (“StarOne”) major retail roll-out, previously announced in December 2008, have been indefinitely suspended due to the state of the capital markets and the inability to obtain sufficient financing. StarOne’s continuing operations are being evaluated based on available cash to the entity.

Current Technology CEO Robert Kramer stated, “with the current global instability in capital markets, Current Technology and its 62% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) must focus their limited resources on Celevoke’s operations in the United States, which show the best opportunity for return and the greatest likelihood of maximizing shareholder value. Celevoke is placing considerable emphasis on building relationships with insurance companies, and will be announcing shortly further progress in this most important sector.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Machine to Machine technology (M2M) (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly between machines via telecommunication devices. Celevoke has patented integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control parameters and protect a wide variety of asset classes. Examples include people, meters, automobiles, motorcycles, trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 62% owned by Current Technology Corporation.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100